FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MOTIVATING THE MASSES, INC.

(Name of small business issuer in its charter)

Nevada	7200	88-0410660
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

2121 Palomar Airport Road, Suite 300

Carlsbad, CA 92011

Phone: 760-931-9400

(Address and telephone number of principal executive offices and place of business)

________________

Lisa Nichols

Chief Executive Officer

2121 Palomar Airport Road, Suite 300

Carlsbad, CA 92011

Phone: 760-931-9400

(Name, address and telephone number of agent for service)

Copies of all communications to:

Ms. Diane D. Dalmy, Attorney at Law,

2000 East 12th Avenue

Suite 32/10B

Denver, Colorado 80206

Telephone: 303-985-9324

Facsimile 303-988-6954

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Approximate date of proposed sale to the public: The proposed date of sale will be as soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting Company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting Company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum offering Price per share (2)	Proposed Maximum Aggregate offering Price (2)	Amount of Registration Fee (1)
Common Stock	2,000,000	$1.50	$3,000,000	$ 409.20
Total			$3,000,000	$409.20

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended (the "Securities Act").

(2) The offering price was arbitrarily determined by Motivating the Masses, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Dealer Prospectus Delivery Obligation

Until March 25, 2013, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Subject to Completion

Dated March 25, 2013

PROSPECTUS

MOTIVATING THE MASSES, INC.

2,000,000 Shares of Common Stock

The selling stockholders named in this prospectus are offering 2,000,000 shares of common stock of Motivating the Masses, Inc. at a price of $1.50 per common share. The selling stockholders currently hold 47.41% of our common stock. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling stockholder directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling stockholders have set an offering price for these securities of $1.50 per common share until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. This is a fixed price for the duration of the offering. The selling stockholders are an underwriter, within the meaning of Section 2(11) of the Securities Act. Any broker-dealers or agents that participate in the sale of the common stock or interests therein are also be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit earned on any resale of the shares may be underwriting discounts and commissions under the Securities Act. The selling stockholders, who are an "underwriter" within the meaning of Section 2(11) of the Securities Act, are subject to the prospectus delivery requirements of the Securities Act. See “Security Ownership of Certain Beneficial Owners” for more information about the selling stockholders. Please note that this registration statement covers the sale of 14.31% of the Company’s outstanding securities.

Our common stock is presently not traded on any market or securities exchange. The offering price at a par value $0.001 per common share may not reflect the market price of our shares after the offering.

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.

Please refer to “Risk Factors” on page 9 of this prospectus for details regarding the risks related to our financial condition and business model as well as risks generally associated with the mining exploration industry.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Motivating the Masses, Inc. qualifies as an "emerging growth company" as defined in the Jumpstart our Business Startups Act (the "JOBS Act"), and will therefore be subject to reduced public company reporting requirements.

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The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Proceeds to the selling stockholder do not include offering costs, including filing fees, printing costs, legal fees, accounting fees, and transfer agent fees estimated at $30,409.20. The Company will pay these expenses.

This Prospectus is dated March 25, 2013

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You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this Prospectus is accurate as of any date other than the date on the front cover page of this Prospectus.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until May 18, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

SUMMARY INFORMATION AND RISK FACTORS

Prospectus Summary

The following is only a summary of the information, financial statements and the notes included in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should read the entire Prospectus carefully, including “Risk Factors,” “Management’s Discussions and Analysis of Financial Condition and Results of Operations,” and our Financial Statements and the accompanying notes to the Financial Statements before making any investment decision. If any of the following risks occur, our business operation, operating results and financial condition could be seriously harmed. Unless the context indicates or suggests otherwise, the terms “Company”, “we,” “our” and “us” refers to Motivating the Masses, Inc. and not to future investors.

Principal Offices

Our principal executive offices are located at 2121 Palomar Airport Road, Suite 300, Carlsbad, CA 92011. Our telephone number is 858-376-3700.

Our Business

Motivating the Masses (the "Company") was formed in the State of Nevada on September 2, 1998 to engage in providing top-quality professional development and coaching services. The Company will provide its professional development services in the most effective manner and with an ongoing comprehensive quality-control program to provide 100% client satisfaction (collectively, the "Motivating the Masses Programs"). The Motivating the Masses Programs will institute the following key procedures to reach its goals: (i) creation of a unique, upscale, innovative environment that will differentiate Motivating The Masses Programs from other coaching or professional development businesses; (ii) educating the business community on what business and strategic coaching has to offer; (iii) formation of a learning environment that will bring people with diverse interests and backgrounds together in a common forum to overcome challenges both professionally and personally; (iv) affordable access to the resources of business coaching and other consulting services; (v) training and developing key individuals to leverage the Company's trainings, coaching programs and platforms; and (vi) hiring the executive team.

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The Company plans to use its existing contacts and customer base to generate both short and long-term coaching contracts. Its long-term profitability will rely on professional contracts obtained through strategic alliances, a comprehensive marketing program and a successful referral program. The Company has focused on professional development, strategic workshops, one-on-one coaching and special project relationships.  The Company's expansion will provide a separate and comprehensive coaching, mastermind session, and online membership services.

There is no current public market for our securities. As our stock is not publicly traded, investors should be aware they probably will be unable to sell their shares and their investment in our securities is not liquid.

Common Stock Outstanding and Related Stockholder Matters

As of the date hereof, the Company has 75,000,000 shares of common stock par value $0.001 authorized with 14,177,900 issued and outstanding.

The Offering

Common stock offered	2,000,000 shares of common stock. This number represents 14.11% percent of our current outstanding common stock.(1)

Common stock outstanding before the offering	14,177,900 common shares as of March 25, 2013.

Common stock outstanding after the offering	14,177,900

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act, or any other rule of similar effect.

Use of proceeds	See “Use of Proceeds” on page 14.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 8.

(1)	Based on 14,177,900 shares of common stock outstanding as of March 25, 2013.

SUMMARY FINANCIAL AND OPERATING INFORMATION

The following date should be read in conjunction with “Management’s Discussion and Analysis,” “Plan of Operation,” and Financial Statements and accompanying notes to the financial statements, included elsewhere in this prospectus. Our financials are audited for years of 2012 and 2011, in accordance with GAAP. The following is a summary of our financial information and is derived from our audited financial statements as of December 31, 2012 and 2011.

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Statements of Operations	For the Year Ended December 31, 2012	For the Year Ended December 31, 2011

Revenues	$1,786,885	$1,248,869
Operating expenses	$1,201,787	$1,679,817
Net loss from operations	$(82,231)	$(833,908)
Net loss before taxes	$(84,251)	$(840,763)
Loss per share - basic and diluted	$(0.01)	$(0.08)
Weighted average shares outstanding basic	13,190,288	11,081,716

Balance Sheet Data	As of December 31, 2012	As of December 31, 2011

Cash and cash equivalents	$595,128	$182,523
Total current assets	$1,176,100	$422,641
Total assets	$1,213,405	$454,857
Total liabilities	$468,062	$252,530
Additional paid-in capital	$1,778,101	$1,147,534
Accumulated Deficit	$(1,041,736)	$(957,485)
Total stockholders' equity	$745,343	$202,327

Disclosure Regarding Forward-looking Statements

This prospectus may contain forward-looking statements. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs and other information that is not historical information. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “seek” or the negative of these terms or other comparable terminology or by discussions of strategy.

All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. We believe there is a reasonable basis for our expectations and beliefs, but they are inherently uncertain. We may not realize our expectations and our beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements. Important factors that could cause our actual results to differ materially from the forward-looking statements are set forth in this prospectus, under the heading “Risk Factors” and include, among others:

•	significant competition in our industry;

•	unfavorable publicity or consumer perception of our products on the Internet;

•	the incurrence of material product liability and product recall costs;

•	costs of compliance and our failure to comply with government regulations;

•	our failure to keep pace with the demands of our customers for new products;

•	the lack of long-term experience with human consumption of some of our products with innovative ingredients.

We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the Securities and Exchange Commission, we do not plan to

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publicly update or revise any forward-looking statements after we distribute this prospectus, whether as a result of any new information, future events or otherwise. Consequently, forward-looking statements should be regarded solely as our current plans, estimates and beliefs. Potential investors should not place undue reliance on our forward-looking statements. Before investing in our common stock, investors should be aware that the occurrence of any of the events described in the “Risk Factors” section and elsewhere in this prospectus could have a material adverse effect on our business, results of operations, financial condition, cash flows, customer relationships and value of our proprietary products. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

RISK FACTORS

An investment in these securities involves an exceptionally high degree of risk and is extremely speculative in nature. Following are what we believe are all the material risks involved if you decide to purchase shares in this offering.

The risks described below are the ones we believe are most important for you to consider. These risks are not the only ones that we face. If events anticipated by any of the following risks actually occur, our business, operating results or financial condition could suffer and the price of our common stock could decline.

Risks Relating To Our Business

Our recent growth, the introduction of our Motivating the Masses Programs, products and services and our entry into new markets makes it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage our growth and new initiatives, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

We were incorporated on September 2, 1998 under the laws of the State of Nevada. Since inception, we have developed and marketed our Motivating the Masses Programs with continually evolving new content based on client needs and current demands.  Because many of our current products and services are relatively new and we have recently entered a new market, we may be unable to evaluate the relative success and future prospects, particularly in light of our goals to continually grow our existing and new customer base, expand our product and service offerings, acquire and integrate complementary businesses and enter new markets.

In addition, our growth, recent product introductions and entry into a relative new market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to maintain or accelerate our current growth rate, effectively manage our expanding operations, or achieve planned growth on a timely or profitable basis, particularly if the number of consumers and businesses using our products and services increase or their demands and needs change as our business expands. Our management is required to expand its knowledge of diverse aspects of strategic coaching programs as well as professional development coaching programs, leadership, career or management coaching and maintain relationships with our consumers and businesses across several sectors of the business industry and market. If we are unable to manage our growth and expand operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

The recent ongoing adoption of strategic coaching and professional development coaching programs makes it difficult for us to evaluate our current and future business prospects. If strategic coaching and professional development coaching programs fail to achieve widespread acceptance by consumers and businesses and/or other institutions, our growth and profitability may suffer.

The use of strategic coaching and professional development coaching programs is one approach in the traditional business educational markets. There can be no assurance that strategic coaching and professional development coaching programs and services will achieve long-term success in the business educational markets. Our success depends in part upon the continued adoption by businesses and consumers of professional development coaching programs educational initiatives. Some may oppose third-party education in principle and the strategic coaching and professional development coaching programs in general. As a necessary corollary to the acceptance of sour Motivating the Masses Programs, our growth depends in part on acceptance of the role of strategic coaching and professional development coaching programs and the availability of access. If the acceptance of strategic coaching and professional development coaching programs do not continue to increase, our ability to continue to grow our business could be materially impaired.

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Certain components of our revenue are generated by sales of our seminars. Consumer and professional revenue rates may be difficult to predict and declines in sales of our strategic and personal development coaching products may materially adversely affect our business and results of operations.

For the year ended December 31, 2012, sales of live seminars and coaching services accounted for approximately 90.40% of our revenue and we anticipate that revenue from sales of our seminars will continue to account for a substantial majority of our revenue for the next few years. Sales of our ancillary products, such as books, CDs and software, accounted for approximately 3.71% of our revenue. Sales of our strategic coaching and professional development coaching programs and/or products or services may decline or fluctuate as a result of a number of factors, including decreased demand, adverse regulatory actions, pricing pressures, competitive factors or any other reason. These and other factors that may affect our sales are not predictive of the future, and, as a result, we cannot accurately predict consumer and/or professional business demand. If sales to new consumers and professional businesses decline or our current consumers and professional businesses do not continue to attend our seminars, our revenue may decline, which would negatively impact our business, financial condition, results of operations and cash flow.

System disruptions, vulnerability from security risks to our networks, databases and an inability to expand and upgrade our systems in a timely manner could damage our reputation, impact our ability to generate revenue and limit our ability to attract and retain consumers and professional businesses to attend our seminars and purchase our products.

The performance and reliability of our technology infrastructure is critical to our business. Any failure to maintain satisfactory online performance, reliability, security or availability of our web platform infrastructure may significantly reduce customer satisfaction and damage our reputation, which would negatively impact our ability to attract new customers. The risks associated with our web platform include: (i) breakdowns or system failures resulting in a prolonged shutdown of our servers, including failures attributable to power shutdowns or attempts to gain unauthorized access to our systems, which may cause loss or corruption of data or malfunction of software or hardware; (ii) disruption or failure in our collocation providers, which would make it difficult or impossible for our consumers to log on to our websites; (iii) damage from fire, flood, tornado, power loss or telecommunications failures; (iv) infiltration by hackers or other unauthorized persons; and (v) any infection by or spread of computer viruses.

In addition, increases in the volume of traffic on our website could strain the capacity of our existing infrastructure, which could lead to slower response times or system failures. This would cause a disruption or suspension of our product and service offerings. Any web platform interruption or inadequacy that causes performance issues or interruptions in the availability of our websites could reduce consumer satisfaction and result in a reduction in the number of consumers using our products and services. If sustained or repeated, these performance issues could reduce the attractiveness of our websites and products and services. We may need to incur additional costs to upgrade our computer systems in order to accommodate system disruptions, security risks and increased demand if we anticipate that our systems cannot handle higher volumes of traffic in the future. However, the costs and complexities involved in expanding and upgrading our systems may prevent us from doing so in a timely manner and may prevent us from adequately meeting the demand placed on our systems.

Any significant interruption in the operations of our data centers could cause a loss of data and disrupt our ability to manage our network hardware and software and technological infrastructure, and any significant interruption in the operations of our call center could disrupt our ability to respond to requests for help or service and process orders in a timely manner.

All of our web platform servers and routers, including backup servers, are currently located in co-location facilities in California. As part of our disaster recovery arrangements, we will replicate all of our customers’ data in a separate backup facility. If we are not successful in implementing this plan, we will face additional risks relating to the central location of our servers. Any disruption of operations or damage to these servers could materially harm our ability to operate our business. We also may need to make additional investments to improve the performance of our platform and prevent disruption of our services. Any disruption or significant interruption in the operations of our data centers may result in a loss of customer satisfaction and limit our ability to retain and attract customers.

Domestic and foreign government regulation relating to the internet or our Motivating the Masses programs and services could cause us to incur significant expense, and failure to comply with applicable regulations could make our business less efficient or even impossible to continue to operate.

As web-based commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. In addition, taxation of services provided over the internet or other charges imposed by government agencies or by private organizations for accessing the internet may also be imposed. Any regulation imposing greater fees for internet use or restricting information exchange over the internet could result in a decline in the use of the internet and the viability of internet-based services, which could materially harm our business.

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If we are unable to maintain and enhance our Motivating the Masses brand identity, our business and results of operations may suffer.

The continued development of our Motivating the Masses brand identity is important to our business, and expanding strategic coaching and professional development coaching brand awareness is critical to attracting and retaining our consumers and professional businesses. Our existing and potential consumers may not be aware of the relationship of our product brands with one another, particularly the books, CDs and seminars, which serve as an umbrella for our Motivating the Masses Programs. If we intend to increase revenues and extend our geographic reach, maintaining quality and consistency across all of our products and services may become more difficult to achieve, and any significant and well-publicized failure to maintain this quality and consistency will have a detrimental effect on our Motivating the Masses brand. We cannot provide assurances that our sales and marketing efforts will be successful in further promoting our Motivating the Masses brand in a competitive and cost-effective manner. If we are unable to maintain and enhance our Motivating the Masses brand recognition and increase awareness of our products and services, or if we incur excessive sales and marketing expense, our business and results of operations could be materially adversely affected.

Our future growth and profitability may depend in large part upon the effectiveness and efficiency of our marketing expenditures in recruiting new consumers and professional businesses.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to: (i) create greater awareness of our Motivating the Masses Programs and band name; (ii) select the right market, media and specific media vehicles in which to advertise; (iii) identify the most effective and efficient level of spending in each market, media and specific media vehicle; (iv) determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures; (v) effectively manage marketing costs, including creative and media expense in order to generate and maintain acceptable consumer acquisition costs; (vi) generate leads for sales, including obtaining lists of businesses in a cost-effective manner; (vii) drive traffic to our website; and (viii) convert consumer and business inquiries into actual attendance at seminars.

Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of Motivating the masses Programs and brand awareness, and we may not be able to increase our net sales at the same rate as we increase our advertising expenditures.

We operate in a market which is subject to rapid technological and other changes, and increasing competition could lead to pricing pressures, reduced operating margins, loss of market share and increased capital expenditures.

The markets for our strategic coaching and professional development coaching products and services are highly competitive, and we expect increased competition in the future that could adversely affect our revenue and market share. Although many individuals and businesses are attempting to address this need in the market place, the bulk of this education still takes the form of explaining product details. Those current competitors include but are not limited to: (i) providers of strategic coaching and professional development coaching seminars, products and materials; (ii) companies that provide strategic coaching and professional development coaching product software and web-based services; (iii) traditional print strategic coaching and professional development coaching product materials; and (iv) non-profit and membership educational organizations and government agencies that offer online and offline strategic coaching and professional development coaching products and services, including in some cases at no cost. Some of our competitors may have more resources than we do, and several may have larger customer bases and greater brand recognition in the industry markets we serve. Further, larger established companies with high brand recognition may develop online strategic coaching and professional development coaching products and services that are competitive with our core products and services. These competitors may be able to devote greater resources than us to the development, promotion and sale of their services and respond more quickly than we can to new technologies or changes in literacy, consumer requirements or preferences. We may not be able to compete effectively with current or future competitors, especially those with significantly greater resources or more established customer bases, which may materially adversely affect our sales and our business.

Protection of our intellectual property is limited, and any misuse of our intellectual property by others could harm our business, reputation and competitive position.

Our trademarks, copyrights, trade secrets, trade dress and designs are valuable and integral to our success and competitive position. However, we cannot assure you that we will be able to adequately protect our proprietary rights through reliance on a combination of copyrights, trademarks, trade secrets, confidentiality procedures, contractual provisions and technical measures from outside influences. Protection of trade secrets and other intellectual property rights in the markets in which we operate and compete is highly uncertain and may involve complex legal questions. We cannot completely prevent the unauthorized use or infringement of our intellectual property rights, as such prevention is inherently difficult.

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We also expect that the more successful we are, the more likely that competitors will try to illegally use our proprietary information and develop products that are similar to ours, which may infringe on our proprietary rights. In addition, we could potentially lose future trade secret protection for our source code if any unauthorized disclosure of such code occurs. The loss of future trade secret protection could make it easier for third parties to compete with our products by copying functionality. Any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which we operate may compromise our ability to enforce our trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential information and trade secret protection. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, service revenue, reputation and competitive position could be materially adversely affected.

The confidentiality, non-disclosure and other agreements we use to protect our products, trade secrets and proprietary information may prove unenforceable or inadequate.

We protect our products, trade secrets and proprietary information, in part, by requiring all of our employees and consultants to enter into agreements providing for the maintenance of confidentiality. We also enter into non-disclosure agreements with our technical consultants to protect our confidential and proprietary information. We cannot assure you that our confidentiality agreements with our employees, consultants and other third parties will not be breached, that we will be able to effectively enforce these agreements, that we will have adequate remedies for any breach, or that our trade secrets and other proprietary information will not be disclosed or will otherwise be protected.

We have not registered copyrights for all of our Motivating the Masses Programs and products, which may limit our ability to enforce them.

We have not registered our copyrights in all of our materials, website information, designs or other copyrightable works. The United States Copyright Act automatically protects all of our copyrightable works, but without registration we cannot enforce those copyrights against infringers or seek certain statutory remedies for any such infringement. Preventing others from copying our products, written materials and other copyrightable works is important to our overall success in the marketplace. In the event we decide to enforce any of our copyrights against infringers, we will first be required to register the relevant copyrights, and we cannot be sure that all of the material for which we seek copyright registration would be registrable in whole or in part, or that once registered, we would be successful in bringing a copyright claim against any such infringers.

We must monitor and protect our internet domain name to preserve its value. We may be unable to prevent third parties from acquiring a domain name that is similar to, infringe on or otherwise decrease the value of our trademarks.

We own the domain name “MotivatingtheMasses.com. Third parties may acquire substantially similar domain names that decrease the value of our domain name and trademarks and other proprietary rights which may hurt our business. Moreover, the regulation of domain names in the United States and foreign countries is subject to change. Governing bodies could appoint additional domain name registrars or modify the requirements for holding domain names. Governing bodies could also establish additional “top-level” domains, which are the portion of the web address that appears to the right of the “dot,” such as “com,” “net,” “gov” or “org.” As a result, we may not maintain exclusive rights to all potentially relevant domain names in the United States or in other countries in which we conduct business, which could harm our business and reputation.

Our future success depends on our ability to retain our key employees.

We are dependent on the services of Lisa Nichols, our founder, Chief Executive Officer, and Susie Carder, our President, Chief Operating Officer and a member of our Board, and our other executive officers and members of our senior management team. Other than non-compete provisions of limited duration included in employment agreements that we may or will have with certain executives, we do not generally seek non-compete agreements with key personnel, and they may leave and subsequently compete against us. The loss of service of any of our senior management team, particularly those who are not party to employment agreements with us, or our failure to attract and retain other qualified and experienced personnel on acceptable terms, could have a material adverse effect on our business.

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We may be unable to attract and retain the skilled employees needed to sustain and grow our business.

Our success to date has largely depended on, and will continue to depend on, the skills, efforts and motivations of our executive team and employees, who generally have significant experience with our Company and within the motivational speaking industry. Our success also depends largely on our ability to attract and retain highly qualified IT engineers and programmers, to train professionals for content writing and editing sales and marketing managers and corporate management personnel. We may experience difficulties in locating and hiring qualified personnel and in retaining such personnel once hired, which may materially and adversely affect our business.

Although we do not currently transact a material amount of business in foreign countries, we intend to expand into international markets- which will subject us to additional economic, operational and political risks that could increase our costs and make it difficult for us to continue to operate profitably.

We market our Motivating the Masses Programs and products primarily in the United States and intend to expand into other international markets, including Canada and Europe. The addition of international operations may require significant expenditure of financial and management resources and result in increased administrative and compliance costs. As a result of such expansion, we will be increasingly subject to the risks inherent in conducting business internationally, including: (i) foreign currency fluctuations, which could result in reduced revenue and increased operating expense; (ii) potentially longer payment and sales cycles; (iii) increased difficulty in collecting accounts receivable; (iv) the effect of applicable foreign tax structures, including tax rates that may be higher than tax rates in the United States or taxes that may be duplicative of those imposed in the United States; (vi) tariffs and trade barriers; (vii) general economic and political conditions in each country; (ix) inadequate intellectual property protection in foreign countries; (x) uncertainty regarding liability for information retrieved and replicated in foreign countries; (xi) the difficulties and increased expense in complying with a variety of domestic and foreign laws, regulations and trade standards, including the Foreign Corrupt Practices Act; and (xi) unexpected changes in regulatory requirements.

We may need additional capital in the future, but there is no assurance that funds will be available on acceptable terms, or at all.

We may need to raise additional funds in order to achieve growth or fund other business initiatives. This financing may not be available in sufficient amounts or on terms acceptable to us and may be dilutive to existing stockholders if raised through additional equity offerings. Additionally, any securities issued to raise funds may have rights, preferences or privileges senior to those of existing stockholders. If adequate funds are not available or are not available on acceptable terms, our ability to expand, develop or enhance services or products, or respond to competitive pressures may be materially limited.

Any existing indebtedness could adversely affect our financial condition and we may not be able to fulfill our debt obligations.

Any proposed indebtedness may contain various covenants that may limit our ability to, among other things: (i) incur or guarantee additional indebtedness; (ii) pay dividends or make other distributions to our stockholders; (iii) make restricted payments; (iv) engage in transactions with affiliates; and (v) enter into proposed business transactions or combinations. These restrictions could limit our ability to withstand general economic downturns that could affect our business, obtain future financing, make acquisitions or capital expenditures, conduct operations or otherwise capitalize on business opportunities that may arise. Additionally, if we incur substantial debt for working capital purposes, we may use a significant portion of our cash flow to pay interest on our outstanding debt, limiting the amount available for working capital, capital expenditures and other general corporate purposes.

We may be more vulnerable to adverse economic conditions than less leveraged competitors and thus less able to withstand competitive pressures. If our cash flow is inadequate to make interest and principal payments on our debt, we might have to refinance our indebtedness or issue additional equity or other securities and may not be successful in those efforts or may not obtain terms favorable to us. Additionally, our ability to finance working capital needs and general corporate purposes for the public and private markets, as well as the associated cost of funding, is dependent, in part, on our credit ratings, which may be adversely affected if we experience declining service revenue. Any of these events could reduce our ability to generate cash available for investment or debt repayment or to make improvements or respond to events that would enhance profitability.

We are not raising any funds in this offering and paying offering expenses, which could limit our available cash.

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As of December 31, 2012, we had current assets of $1,176,100 and cash in the amount of $595,128. We will not receive any proceeds from this offering and paying the estimated offering expenses of $30,000.00.  The offering expenses of $30,000.00 will reduce our current assets and available cash. Therefore, we may be in worse financial condition following this offering than we were prior to commencement of this offering.

Risks Related To This Offering

There is no market for our shares of common stock and we may never develop a market, which would render investors’ investment illiquid.

Our common shares are not listed on any stock market or exchange, making the selling and trading of our shares exceedingly difficult. Without a secondary market, one is not easily able to sell or trade our shares after purchasing them, and therefore may be stuck with their shares, rendering them illiquid. A firm has verbally agreed (but is not bound by such agreement) to submit an application for a priced quotation on the OTC QB on our behalf, but there is no guarantee that our application will be approved. And even if we are accepted, quotation on the OTC QB doesn't assure that a meaningful market will be created and sustained. It is common, in fact, for OTC QB -listed companies to have a non-existent trading volume on any given day.

Any future market price for our shares may be volatile.

In the event we obtain a listing on the OTC QB , the market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to various factors, including the following: (i) actual or anticipated fluctuations in our quarterly operating results and revisions to our expected results; (ii) changes in financial estimates by securities research analysts; (iii) conditions in the market for our financial literacy products; (iv) changes in the economic performance or market valuations of companies specializing in the financial literacy education industries; (v) announcements by us or our competitors of new services, strategic relationships, joint ventures or capital commitments; (vi) addition or departure of key personnel; (vii) fluctuations of exchange rates between foreign currency and the U.S. dollar; (viii) litigation related to any intellectual property; and (ix) sales or perceived potential sales of our shares.

In addition, the securities market has from time to time, and to an even greater degree since the last quarter of 2007, experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also have a material adverse effect on the market price of our ordinary shares.  Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

Our common stock will be classified as a “penny stock” under SEC rules which will limits the market for our common stock.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock

Purchasers in this offering will have limited control over decision making because Lisa Nichols and Susie Carder, our Chief Executive Officer and President/Chief Operating Officer, respectively, control a majority of our issued and outstanding common stock.

Presently, Lisa Nichols, our Chief Executive Officer and a director, and Susie Carder, our President/Chief Operating Officer and a director, together beneficially owns approximately 68.57% of the total issued and outstanding shares of common stock. Because of such ownership, investors in this offering will have limited control over matters requiring approval by our shareholders, including the election of directors. Such control may also make it difficult for our shareholders to receive a premium for their shares of common stock in the event the Company enters into transactions which require stockholder approval. In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control. For example, Nevada law provides that not less than two-thirds vote of the stockholders is required to remove a director for cause, which could make it more difficult for a third party to gain control of our Board of Directors. This concentration of ownership limits the power to exercise control by the minority shareholders.

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We are not a fully reporting company under the Exchange Act of 1934, as amended, and thus subject only to the reporting requirements of Section 15(d)

Until our common stock is registered under the Exchange Act of 1934, as amended (the “Exchange Act”), we will be subject only to the reporting obligations imposed by Section 15(d) of the Exchange Act.  Section 15(d) of the Exchange Act requires issuers to file periodic reporting with the Securities and Exchange Commission when they have issued any class of securities for which a registration statement was filed and became effective pursuant to the Securities Act of 1933, as amended. The purpose of Section 15(d) is to ensure that investor who buy securities in registered offering are provided with the same information on an ongoing basis that they would receive if the securities they purchased were listed on a securities exchange or the issuer were otherwise subject to periodic reporting obligations i.e, under Section 13 of the Exchange Act.

The reporting obligations under Section 15(d) are automatically suspended when: (i) any class of securities of the issuer reporting under Section 15(d) is registered under Section 12 of the Exchange Act; or (ii) at the beginning of the issuer’s fiscal year, the class of securities covered by the registration statement is held of record by fewer than 300 persons. In the latter case, the Company would no longer be subject to periodic reporting obligations so long as the number of holders remains below 300 unless we file a registration statement with the Securities and Exchange Commission under Section 12 of the Securities Act.  Management of the Company, however, fully intends to file on an ongoing basis all periodic reports required under the Exchange Act

Nevada law and our Articles of Incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

DETERMINATION OF OFFERING PRICE

Since our common stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of common stock was determined by the Company’s Board of Directors.

The fixed offering price of $1.50 may not reflect the market price of our shares after the offering. The offering price of the shares of our common stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

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Although our common stock is not listed on a public exchange, we will be filing to obtain a listing on the OTCBB concurrently with the filing of this prospectus. In order to be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

DILUTION

The shares that are currently being registered under this registration statement have already been issued and are currently outstanding. Therefore, there will be no dilutive impact on the Company’s current shareholders as a result of re-sales by the selling shareholders of their shares under this registration statement.

If the company finds it necessary to raise additional funds, dilution may occur to some or all existing shareholders, including purchasers of shares offered in this offering, depending upon the price at which such shares are sold in the future.

SELLING SECURITY HOLDERS

The following table presents information regarding the Selling Security Holders and their relationship to the Company.

			(C) Percentage of		(E) Percentage of
			Outstanding		Outstanding
		(B) Shares	Shares		Shares
		Beneficially	Beneficially	(D) Shares to	Beneficially
(A) Selling	Relationship	Owned Before	Owned Before	be sold in the	Owned After
Securities Holders	to Issuer	the Offering	the Offering (1)	Offering (2)	the Offering
Agnes Lewis	Shareholder	40,000	0.28%	—	0.28%
Agnita Solomon	Shareholder	40,000	0.28%	—	0.28%
Alexander Supall	Shareholder	48,000	0.34%	—	0.34%
Allyson Byrd	Shareholder	15,000	0.11%	—	0.11%
Angela Alexander	Shareholder	20,000	0.14%	—	0.14%
Antonio LeMons	Shareholder	20,000	0.14%	—	0.14%
Bianca Echeveste	Shareholder	500,000	3.53%	—	3.53%
Blake & Brown Financial	Shareholder	20,000	0.14%	—	0.14%
Blanche Houston	Shareholder	10,000	0.07%	—	0.07%
Carol Davidson	Shareholder	58,000	0.41%	—	0.41%
Carol Look	Shareholder	100,000	0.71%	—	0.71%
Carolyn Scott	Shareholder	20,000	0.14%	—	0.14%
Caterina Rando	Shareholder	20,000	0.14%	—	0.14%
Christopher Robinson	Shareholder	20,000	0.14%	—	0.14%
Cynthia Jackson	Shareholder	32,000	0.23%	—	0.23%
Daniel Bugg	Shareholder	40,000	0.28%	—	0.28%
Desiree Roberts	Shareholder	20,000	0.14%	—	0.14%
Dr. Kedrick Pickering	Shareholder	40,000	0.28%	—	0.28%
Dr. Orlando Smith	Shareholder	20,000	0.14%	—	0.14%
Elcina Frett	Shareholder	20,000	0.14%	—	0.14%
Elaine Greaves	Shareholder	40,000	0.28%	—	0.28%
Enid Gordon	Shareholder	30,000	0.21%	—	0.21%
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Esther Potter	Shareholder	40,000	0.28%	—	0.28%
Favel Sparks	Shareholder	20,000	0.14%	—	0.14%
George Fraser	Shareholder	10,000	0.07%	—	0.07%
GS Management Group	Shareholder	40,000	0.28%	—	0.28%
Hattie McCutcheon	Shareholder	20,400	0.14%	—	0.14%
Hudson Etienne	Shareholder	20,000	0.14%	—	0.14%
Huter Payne	Shareholder	20,000	0.14%	—	0.14%
Inez Archibald	Shareholder	20,000	0.14%	—	0.14%
Jacqueline Armes	Shareholder	40,000	0.28%	—	0.28%
James Nichols	Shareholder	40,000	0.28%	—	0.28%
James Nichols JR.	Shareholder	10,000	0.07%	—	0.07%
Janna Waldinger	Shareholder	20,000	0.14%	—	0.14%
Jean Vanterpool	Shareholder	20,000	0.14%	—	0.14%
Jelani Nichols	Shareholder	40,000	0.28%	—	0.28%
Jennifer Hanny	Shareholder	20,000	0.14%	—	0.14%
Jennifer Waltimyer	Shareholder	20,000	0.14%	—	0.14%
Joseph & Gretta DeCastro	Shareholder	20,000	0.14%	—	0.14%
Joseph Reid	Shareholder	200,000	1.41%	—	1.41%
Juanita Craft	Shareholder	20,000	0.14%	—	0.14%
Judith Belmont	Shareholder	60,000	0.42%	—	0.42%
Karen Sundell	Shareholder	20,000	0.14%	—	0.14%
Keith Malone	Shareholder	30,000	0.21%	—	0.21%
Leonard & Andrette Harlin	Shareholder	20,000	0.14%	—	0.14%
Lionel Grimes & Kim Grimes	Shareholder	330,000	2.33%	—	2.33%
Lisa Nichols	CEO	6,721,500	47.41%	2,000,000	33.30%
Magda Martinez	Shareholder	20,000	0.14%	—	0.14%
Margaret Packer	Shareholder	40,000	0.28%	—	0.28%
Mark Woodward	Shareholder	20,000	0.14%	—	0.14%
Meade Malone	Shareholder	40,000	0.28%	—	0.28%
Melissa Evans	Former Employee	5,000	0.04%	—	0.04%
Melody Firmini	Shareholder	20,000	0.14%	—	0.14%
Michele Wisneski	Shareholder	20,000	0.14%	—	0.14%
Pam Loving	Shareholder	20,000	0.14%	—	0.14%
Pete Bissonette	Shareholder	10,000	0.07%	—	0.07%
Rachel Moore	Shareholder	20,000	0.14%	—	0.14%
Rachel Sherwood	Shareholder	20,000	0.14%	—	0.14%
Rochelle Cummings	Shareholder	20,000	0.14%	—	0.14%
Roya Nassiri-Rahimi	Shareholder	20,000	0.14%	—	0.14%
Sabrina Yarde & Rita Colas	Shareholder	20,000	0.14%	—	0.14%
Sherry Stiles	Shareholder	20,000	0.14%	—	0.14%
Simon Potter	Shareholder	30,000	0.21%	—	0.21%
Stephanie Bavaro	Shareholder	60,000	0.42%	—	0.42%
Steven J Corso	CFO	1,500,000	10.58%	—	10.58%
Susie Carder	President	3,000,000	21.16%	—	21.16%
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Tia Ross	Shareholder	32,000	0.23%	—	0.23%
Trevor Potter	Shareholder	20,000	0.14%	—	0.14%
Twain Sparks	Shareholder	20,000	0.14%	—	0.14%
Tyrone Williams & Shunta Williams	Shareholder	20,000	0.14%	—	0.14%
Veena Coble	Former Employee	5,000	0.04%	—	0.04%
Vincent Allen	Shareholder	30,000	0.21%	—	0.21%
Wilbert Malone	Shareholder	20,000	0.14%	—	0.14%
Winifired Briney	Shareholder	25,000	0.18%	—	0.18%
CTC Inc	Shareholder	5,000	0.04%	—	0.04%
Barbara Villaroel	Shareholder	5,000	0.04%	—	0.04%
Chester & Virginia Snook	Shareholder	5,000	0.04%	—	0.04%
Deborah Berkowitz	Shareholder	5,000	0.04%	—	0.04%
Gary Malkin	Shareholder	5,000	0.04%	—	0.04%
Jerrie-Jean Bond	Shareholder	5,000	0.04%	—	0.04%
John Peter Lauterbach	Shareholder	5,000	0.04%	—	0.04%
John Stolzman	Shareholder	5,000	0.04%	—	0.04%
Keith Campbell	Shareholder	5,000	0.04%	—	0.04%
Richard & Catharine Armstrong	Shareholder	5,000	0.04%	—	0.04%
Robert Despain	Shareholder	5,000	0.04%	—	0.04%
Sajeela Cormack	Shareholder	5,000	0.04%	—	0.04%
Sherry Ringwald	Shareholder	5,000	0.04%	—	0.04%
Shirley Long	Shareholder	5,000	0.04%	—	0.04%
Millionaire Success Unltd	Shareholder	36,000	0.25%	—	0.25%
		14,177,900	100.00%	2,000,000	85.89%

(1)	The percentage ownership is based on a total of 14,177,900 shares of our common stock outstanding as of March 25, 2013. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Note that affiliates are subject to Insider trading regulations - percentage computation is for form purposes only.

(2)	Selling Security Holders: Lisa Nichols

PLAN OF DISTRIBUTION

The shares will be sold at the fixed price of $1.50 until the common stock becomes quoted by a market maker on the Over-the-Counter Bulletin Board. We will file a post-effective amendment to reflect the change to a market price if and when the shares are quoted by a market maker on the Over the Counter Bulletin Board.

To be quoted on the Over-the-Counter Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. To date, we have not engaged a market maker to apply for quotation on the OTC Bulletin Board on our behalf.

The shares are not currently quoted by a market maker on any stock exchange. However we will seek to have the shares quoted by a market maker on the Over-the-Counter-Bulletin Board immediately following the effectiveness of this registration statement. Each selling stockholder and any of its pledges, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares.

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-	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

-	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
-	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
-	an exchange distribution in accordance with the rules of the applicable exchange;
-	privately negotiated transactions;
-	settlement of short sales;
-	broker- dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
-	a combination of any such methods of sale;
-	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
-	Any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what are customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholder may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholder and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. If the selling stockholder is deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the selling stockholder may be subject to applicable provisions of the Exchange Act and the rules and regulations there under, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

Under the Securities Act of 1933 (the “33 Act”), as interpreted by SEC rules and regulations, Selling Shareholders are not allowed to sell their shares of the Company Short into any existing public market for the Company’s common stock, (or “against the box”), before this registration statement is declared effective, as to do so would constitute a violation of Section 5 of the 33 Act.

We will not receive any proceeds from the sale of the shares by the selling stockholders.

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REGULATION M

We plan to advise the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the selling stockholder are not permitted to cover short sales by purchasing shares while the distribution of it taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

STATE SECURITIES LAWS

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

EXPENSES OF REGISTRATION

We are bearing substantially all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $30,409.20, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholder, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of such shares common

LEGAL PROCEEDINGS

We are not a party to any legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers. Also the principal offices and positions with us held by each person and the date such person became our director, executive officer. Our executive officers are appointed by our Board of Directors. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation or removal by the Board of Directors. There are no family relationships among our directors, executive officers, director nominees.

Name	Age	Position
Lisa Nichols	46	Chief Executive Officer and Director
Susie Carder	48	President, Chief Operating Officer and Director

Lisa Nichols CEO/ Chief Creative Officer

Lisa Nichols is a best-selling author, a popular public speaker, a powerful coach, and a charismatic teacher!

Lisa Nichols has reached millions, both nationally and internationally with her powerful message of empowerment, service, excellence & gratitude.

Her participation in the self-development phenomenon, The Secret, catapulted her popularity across the globe. Lisa has appeared on the “Oprah Winfrey Show,” “Extra,” “Larry King Live” and on NBC’s Emmy Award-winning show, “Starting Over.”

In addition, Lisa is the founder of Motivating the Masses and CEO of Motivating the Teen Spirit, LLC. Her transformational workshops have impacted the lives of over 210 thousand teens and over 1 million adults.

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Her new book, No Matter What! Hit 6 bestsellers list, including the New York Times list, in the first 37 days of being released and has already been sold in 20 foreign languages. Lisa has been coined “The Break through Specialist” by her peers in the industry.)

Lisa has been honoured with many awards in recognition for her empowering work, including the Humanitarian Award from South Africa, the Ambassador of Good Will Award, Emotional Literacy award, The Legoland Foundation’s Heart of Learning Award. The Mayor of Henderson, Nevada has proclaimed November 20th as Motivating the Teen Spirit Day. And recently the Mayor of Houston, Texas proclaimed May 9th as Lisa Nichols day for her dedication to service, philanthropy and healing.

Lisa is a dynamic speaker with an extraordinary story and a tremendous ability to touch people’s hearts and souls. She is a master at accomplishing unfathomable goals and teaching others to do the same. Lisa Nichols has transformed her life from struggling single mom to a motivational millionaire entrepreneur, and she has dedicated her life to teaching others how to do the same.

Susie Carder President/COO

Susie Carder is an expert in providing companies with training, organizational development, management leadership development, and growth solutions. Her expertise is in operations, finance, sales accountabilities systems, and marketing. Through a successful 20-year track record, she developed and implemented strategic business plans leading to substantial revenue, profit growth and investment opportunities. Furthermore, she has excelled in creating both the structure and team necessary to guide the company through the turbulence and uncertainty of this dramatic growth.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our officer nor directors, promoters or control persons have been involved in the past ten years in any of the following:

(1)	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
(2)	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
(3)	Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or
(4)	Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

COMMITTEES: AUDIT COMMITTEE FINANCIAL EXPERT.

The Company does not currently have an Audit Committee.

CODE OF ETHICS

The Company has not adopted a Code of Ethics.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 25, 2013, with respect to the beneficial ownership (1) of the Company’s outstanding Common Stock by (i) any holder of more than five (5%) percent; (ii) the Company’s executive officer and directors; and (iii) the Company’s directors and executive officer as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned. Unless otherwise indicated, the address of each stockholder listed in the table is correct. As of the date of this Prospectus, there are 14,177,900 shares of common stock issued and outstanding.

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Name and Address(1)	Number of Shares Beneficially Owned	Class	Percentage of Class Before Offering (2)	Percentage of Class After Offering (2)
Lisa Nichols, CEO and Director	6,721,500	Common	47.41%	33.30%

Susie Carder, President, COO and Director	3,000,000	Common	21.16%	21.16%

All directors and executive officers (2 persons)	9,721,500	Common	68.57%	54.46%

*Denotes less than 1%

  Unless noted otherwise, the address for all persons listed is c/o the Company at 2121 Palomar Airport Road, Suite 300, Carlsbad, CA 92011

  The above percentages are based on 14,177,900 shares of common stock outstanding as March 25, 2013.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR

Related Party Transactions

Motivating the Teen Spirit, LLC, (MTS) was founded by the Company’s CEO, Lisa Nichols, and provided similar products and services that were also offered by the Company. Over the years, the Company and MTS have loaned money to and from each other at zero percent interest and payable on demand. At December 31, 2012 and 2011, the Company had a related party receivables balance of $0 and $26,836, respectively.

In August of 2012, MTS was dissolved and ceased operations. In conjunction with the dissolution of MTS, the Company acquired the assets and intellectual property of MTS through a share exchange, whereby the Company issued 70,000 shares of common stock to 14 individuals in exchange for their rights in the assets and intellectual property of MTS having a value of $35,000 based upon recent market value. At the time of the share exchange, the Company received $60,000 in cash and intellectual property, representing all of the assets of MTS. The Company allocated the $60,000 received as follows: $26,836 for the repayment of the loan to MTS, and the remaining $33,164 of cash was recorded as an additional cash asset to the Company. As a result of the share exchange, the Company valued the intellectual property of MTS at $1,836 which is the difference between the value of shares given and value of assets received.

Director Independence

At this time the Company does not have a policy that it’s directors or a majority be independent of management as the Company has at this time only two directors. It is the intention of the Company to implement a policy that a majority of the Board member be independent of the Company’s management as the member’s of the board of director’s increases. A Director is considered independent if the Board affirmatively determines that the Director (or an immediate family member) does not have any direct or indirect material relationship with the Company or its affiliates or any member of senior management of the Company or his or her affiliates. The term “affiliate” means any corporation or other entity that controls, is controlled by, or under common control with the Company, evidenced by the power to elect a majority of the Board of Directors or comparable governing body of such entity. The term “immediate family member” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in law, brothers- and sisters-in-laws and anyone (other than domestic employees) sharing the Director’s home.

Committees: Audit Committee Financial Expert.

The Company does not currently have an Audit Committee.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and the provisions of our Articles of Incorporation and By-Laws, each as amended, is only a summary.

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Our Articles of Incorporation authorize the issuance of 75,000,000 shares of common stock and 1,000,000 shares of preferred stock, both $0.001 par values per share. As of March 25, 2013, there were 14,177,900 outstanding shares of common stock and 0 outstanding shares of Preferred Stock. Set forth below is a description of certain provisions relating to our capital stock.

Common Stock

We are authorized by our Articles of Incorporation to issue 75,000,000 shares of common stock, par value $0.001 per share. As of March 25, 2013 there were 14,177,900 shares of common stock issued and outstanding. Holders of shares of common stock have full voting rights, one vote for each share held of record. Stockholders are entitled to receive dividends as may be declared by the Board out of funds legally available therefore and share pro rata in any distributions to stockholders upon liquidation. Stockholders have no conversion, pre-emptive or subscription rights. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized by our Articles of Incorporation to issue 1,000,000 shares of common stock, par value $0.001 per share. As of March 25, 2013 there were 0 shares of preferred stock issued and outstanding. Authority shall be vested in the board of directors to designate the voting powers, designations, preferences, limitations, restrictions, and rights of preferred stock. As of March 1, 2013 the board of directors has not designated any preferences to the 1,000,000 authorized shares of preferred stock.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no outstanding options to purchase our securities.

Dividend Policy

We currently intend to retain any earnings for use in our business, and therefore do not anticipate paying cash dividends in the foreseeable future

The authorized but unissued shares of our common stock are available for future issuance without our stockholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or private offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company’s Board of Directors’ desires. A takeover may be beneficial to stockholders because, among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

Transfer Agent and Registrar

We presently serve as our own transfer agent and registrar for our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

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Our By-laws include an indemnification provision under which we have agreed to indemnify our directors and officers and hold them harmless from and against claims arising from or related to acts or omissions while  a director or officer of the Company, including costs and legal expenses, to the fullest extent permitted by Nevada Law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered) we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement for the fiscal years ended December 31, 2012 and 2011 have been audited by Alan R. Swift, CPA, PA. The reports of Alan R. Swift, CPA, PA are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

VALIDITY OF SECURITIES

The opinion solely regarding validity of the shares offered herein has been provided by Diane D. Dalmy and has been filed with the Registration Statement.

INFORMATION WITH RESPECT TO MOTIVATING THE MASSES

Description of Business

We will provide top-quality professional development and coaching services through our Motivating the Masses Programs. Our Chief Executive Officer believes that most small businesses and entrepreneurs suffer two major challenges. They lack training or development resources and the depth of knowledge needed to focus on their businesses from a true "ownership" perspective. Both lead to lowered expectations, lack of business and personal growth and frequent owner burnout. We believe that we can improve upon and exploit these weaknesses to gain local market share.

We will provide our professional development services in the most effective manner and with an ongoing comprehensive quality-control program to provide 100% client satisfaction. We view each contract as an agreement not between a business and its clients, but between partners who wish to create a close and mutually-beneficial long-term relationship. We believe this will help to provide greater long-term profits through referrals and repeat business.

We will institute the following key procedures to reach our goals:

•	The creation of a unique, upscale, innovative environment that will differentiate our Motivating The Masses Programs from other coaching or professional development businesses.

•	Educating the business community on what business and strategic coaching has to offer.
•	The formation of a learning environment that will bring people with diverse interests and backgrounds together in a common forum to overcome challenges both professionally and personally.
•	Affordable access to the resources of business coaching and other consulting services.
•	Train and develop key individuals to leverage our trainings, coaching programs and platforms
•	Hire the executive team

We plan to use our existing contacts and customer base to generate both short and long-term coaching contracts. Our long-term profitability will rely on professional contracts obtained through strategic alliances, a comprehensive marketing program and a successful referral program. Our Chief Executive Officer has fifteen years of industry experience. Ms. Lisa Nichols has invested significant amounts of her own capital into the Company for expansion costs and future growth. We intend to partner with the national marketing organizations to provide services.

We are focused on professional development, strategic workshops, one-on-one coaching and special project relationships offered through our Motivating the Masses Programs. Our expansion will provide a separate and comprehensive coaching, mastermind session, and online membership services. We have examined our financial projections and conclude that they are both conservative in profits and generous in expenditures.

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We will offer small business owners, managers and entrepreneurs a reliable, high-quality resource for business coaching and professional and management development on both a local and national scale. Our mission is to help clients develop the strategy, motivation and accountability required to succeed in their business and personal lives. We must be able to maintain financial balance, charging a high value for our services, and delivering an even higher value to our clients.

Products and Services

We will provide provides strategic coaching, professional development and counseling for small business owners, entrepreneurs and self-employed professionals.  The core services that are offered from day one will be:

•	Two Year Strategic mindset Program: these quarterly workshops include strategic planning, peer advisory counseling, marketing/sales planning, accountability processes, business planning and work/life balance implementation.
•	One-on-One Coaching includes ongoing reinforcement to support strategic coaching program, as well as professional development coaching, leadership, career or management coaching.
•	On Demand Coaching (for time restricted clients) includes but is not limited to, affordable "on-demand," access to private and strategic business or professional coaching via phone/email.
•	Special Projects includes strategic business planning and implementation, marketing plans and implementation, leadership development, people management and systematizing businesses.

We will also offer keynote speaking events as follows:

  Industry Events where we are paid to teach, receives wide exposure to the industry, and can sell our Motivating the Masses Programs and products and tools. We will deliver 27 of these type  events annually (24.1%).
  Industry Events where we are NOT paid to teach, receives wide exposure to the industry, and can sell our Motivating the Masses Programs and products and tools. We will deliver 58 of these type events annually (51.8%).
  Private Events where we are paid to teach but there is little to no exposure or opportunity to sell our Motivating the Masses Programs and products and tools. We will deliver 27 of these type events annually (24.1%).

We will provide training and development through live seminars. These training and development seminares are one to eight hours held over one to five days depending on the needs of the client. They are as follows:

  Speak & Write to Make Millions- 2 days live training

We will focus on teaching how to speak powerfully, move and inspire an audience to action. touch and connect to the hearts of those you are speaking to. and overcome the fear of speaking in public. We will also present the 10 steps to writing a best seller, how to make more money then one can imagine doing what one loves to do and how to triple one's speaking and writing income instantly.

  No Matter What Training - 2 days live training

We will focus on teaching how to push past one's personal limitations to create a life one loves, shift from the limiting beliefs that have limited people in the past, create tangible shift in one's mindset behavior and actions and gain and maintain a peace of mind

  Wisdom & Wealth - 12 week tele-course in six modules

We will uncover the secrets of building wealth and wisdom, learn to leverage one's most value asset - you, identify what is holding one back from one's financial greatness, create the money system and the financial strategy to live one's dreams.

  Love & Money - 3 days live training

We will focus on whether you are ready to increase your wealth and be more in love? We ill focus on whether one is having trouble breaking through to the next level of financial success and whether money has gotten in the way one's

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love life? The training also emphasizes whether one is looking to find their dream partner or re-ignite their passion for their partner.

  Global Leadership Program - 12 months with group coaching.

This program will accelerate one's effectiveness in front of the room and more importantly in the back of the room.  The global leadership program is offered to only a few who are interested in mastering the art of presenting in front of a room. We will focus on: (i) 6 critical steps for increasing the impact of current content; (ii) ways to have any audience member feel like they are the only ones in the room; (iii) learning the secrets of having participants take action in their goals; (iv) uncover how the masters have people run to the back of the room to purchase more; (v) build trust and rapport in 60 seconds; (vi) be one's authentic self in front of any audience size; and (vii) learn to structure fees and multiply income streams

We will also be offering Motivating the Masses Program books and CDs: (i) "No Matter What"  homecourse study guide and book, which is a new personal coaching course.; (ii) "You Deserve It" CD, which focuses on owning one's past, releasing it and freeing their power to create life anew, replace fear with self-confidence and strength and how to respond to challeneges and opportunities with mindful awareness; (iii) "Ladies Can We Talk CD, which focuses on creating healthier and more fulfilling relationships, enhancing money mindset, self image, health and champion -- finding one's passion and setting one's champion free. and (iv) "Proven Life Secrets" CD, which focuses on the secrets to personal, spiritual and financial prosperity.

Market Analysis

We intend to focus on small business owners, managers and entrepreneurs who are concerned that their businesses have not grown at the rate they want or need them to, frustrated that they are spending too much time in their businesses and may be burning out and worried that their business will not survive without them. These companies will have revenues of $10 million or less. Our marketing strategy is simple and cost-effective: we get exposure through their live business seminars, which are delivered all over North America. In 2010, these companies delivered 124 seminars which had an estimated audience of 35,000 professionals.

Our primary keys to success are: (i) market exposure - building reputation and mind share; (ii) market penetration - both breadth and depth; (iii) client acquisition; (iv) client retention; and (v) achieving or surpassing projections through strong performance and fiscal management. The reason we believe this strategy is effective is because participants who attend these workshops have in essence pre-qualified themselves as someone who is interested in learning about business and is willing to invest time and money to do so. This allows us to get right to the point and to aggressively sells our Motivating the Masses Programs, tools and support to participants. At a  typical seminar, 19% of the participants will spend at least $347 for some sort of after training education or support.

Advertising. We have historically done very little print advertising in industry magazines but have instead spent the money to market directly to our own database of nearly 47,000 professionals. This is a database of past and current clients, as well as any participant who has attended a Motivating the Masses seminar and filled out an evaluation. Our database is sent a quarterly newsletter which features new products and services, success stories, and information on upcoming events. We send out a monthly press release to industry press contacts and submits business articles to industry magazines when requested. We believe that has resulted in considerable and consistent exposure over the years with no cost.

Market Segmentation. We will focus on two markets within the United States, the small business segment (businesses with more than one employee/owner), and the entrepreneur segment, which includes home-based and one-person business operations. Although we can handle larger organizations, the greatest benefit will come to businesses with under $10 million in annual sales. The majority of these companies are comprised of "technicians" who are gifted in the work of their business, but typically do not have the resources to have in-house staff dedicated to strategic planning, professional development and/or coaching.  Our goal is to eventually obtain approximately two-thirds of all our business from the small business segment, since this generates the greatest cash flow. Furthermore, this segment has the lowest percentage of variable costs. The small business segment is considered to be the company's cash cow.

The small business and entrepreneur markets are ideal targets for several reasons. As a small or entrepreneurial business, resources are often limited to core business functions such as production, administration, finance and distribution. Professional development, training, coaching or planning frequently goes unnoticed or even forgotten. As economic pressures increase and competition becomes more intense, these companies are always looking for effective ways to make themselves more prosperous. Furthermore, as a small or entrepreneurial business, the owner is typically an

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accountable technician which means he or she has everything on the line with regard to their business succeeding or not, and that their area of expertise is in the business they are "in."  Frequently, a technician will be attracted to the "work" of the business and neglect the fundamental health of the business, which includes nurturing both themselves and the customer base.

We believe that the United States spends more per capita on education than any other country. Training or professional development in America is a $210+ billion industry. There are five basic groups that need training as follows:

  Large Businesses – These are firms with 100 or more employees. This group spends more than $28 billion in training, with the largest portion going to training managers and career personnel
  Small Businesses – These are firms with fewer than 100 employees. There are more than 79 million small businesses in the U.S. This group spends more than $20 billion on training each year.
  Professional Service Firms – This group includes doctors, lawyers, accountants, engineers, consultants, etc. Continuing education requirements move this group to spend training dollars disproportionate to their size, more than $11 billion per year.
  Individuals – Those who buy training with their own money and on their own time. This group spends more than $2.5 billion on training and they tend to be highly motivated.
  Government – Those employed in federal, state, and local governments, the military, post office personnel, school teachers and administrators. This group spends more than $23 billion in training funds annually.

Marketing Strategy. We plan to reach our target companies by four methods which have been proven to be effective. They are as follows:

Lead Generation Program or Affiliate Marketing: We will do a direct mailing with key affiliate partners. In this industry, an average of 10% conversion ratios.

Sample Previews: These are invitation-only workshops that Motivating We will host for referral sources (i.e., accountants, attorneys, financial planners, insurance professionals) as well as owners of businesses in a target market. The previews will be the actual first year program offered to paying clients. The intent is to provide value and proof of the strategic workshop process so that clients will be comfortable making referrals. We will be responsible for the generation of the lists to which these invitations will be sent.

Free Talks/Networking: This is an excellent opportunity for new coaches and new trainers getting launched and get exposure to these are talks given to Chambers of Commerce, trade councils, professional organizations, etc.  It has been industry experience that it is most beneficial to have at least two of these talks per month and attend two networking events per month.

Referrals: Referrals contribute are a large part of our business, putting together an effective drip campaign and concentrated effort will leverage this opportunity.

Other Income Generators: Special Project Assistance. This includes writing private programs for specific businesses, designing custom programs and retainer based coaching on an ongoing

Competition

The key element in purchase decisions made at Motivating The Masses client level is trust in the professional reputation and reliability of the professional development firm. The professional development industry is pulverized and disorganized, with thousands of smaller consulting organizations and individual consultants for every one of the few dozen well-known companies. Competitors range from major international name-brand consultants to tens of thousands of individuals. One of our hallenges will be establishing itself as a complete professional development company, creating "other" experts the client trust outside of Lisa Nichols while creating trust and confidence at the same level on a consistent basis. When dealing with the small or entrepreneurial business market, cost or price will be one of the greatest obstacles Motivating The Masses Programs will face. It will be up to us to assist our clients in the discovery of how much it may cost them NOT to pursue professional development and establish Motivating The Masses Programs as the most effective solution to their challenges. With time, reputation and referrals will allow for a steady stream of new clients as well as regular price increases. This is not a business to build brand as much as it is to build reliability.
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However, we believe the most unique benefit that Motivating The Masses Programs offer to clients is the ability to experience ongoing, reinforcement development, versus a typical "one-time" seminar format. Motivating The Motivating the Masses Programs provide development and support for a year or more. Since each strategic workshop client will be immediately qualified for one-on-one coaching, we will manage and monitor the specific progress of each client to ensure appropriate development.

Bankruptcy or Similar Proceedings

There has been no bankruptcy, receivership or similar proceeding pertaining to the Company.

Reorganizations, Purchase or Sale of Assets

There have been no material reclassifications, mergers, consolidations, or purchase or sale of a significant amount of assets not done in the ordinary course of business pertaining to the Company.

Patents, Trademarks, Franchises, Concessions, Royalty Agreements, or Labor Contracts

The Company has secured trademarks with the following names;

  Yes! Yes!
  Motivating the Teen Spirit
  No Matter What
  Lisa Nichols

Employees

We currently have 5 employees. We do use Lisa Nichols, the Chief Executive Officer of the Company, to provide management services to us. There are formal employment agreements between the Company and its two officers Lisa Nichols and Susie Carder.

The Company’s CEO Lisa Nichols is contracted to receive an annual salary of $160,000 plus bonuses if revenue targets are met for the fiscal year 2012. Lisa received a salary of $135,000 in 2011.

In November of 2011, the Company signed a one year consulting contract with Susie Carder for sales and operational services. The consultant will receive an annual salary of $72,000 with potential bonuses if monthly revenue targets of $50,440 are met in the fiscal year 2012. The Company renewed their contract with Susie Carder in November 2012 for another year with the same terms.

Description of Property

The Company currently occupies office space at 2121 Palomar Airport Road, Carlsbad, California. The Company signed an eleven month sublease agreement starting September 1, 2011 to July 31, 2012 for $3,159 per month. In July of 2012, the Company signed a new three year lease for the same office space starting August 1, 2012 for $3,127 a month for the first year, $5,686 a month for the second year, and $5,844 a month for the third year.

Legal Proceedings

There are no current, past, pending or threatened legal proceedings or administrative actions either by or against the issuer that could have a material effect on the issuer’s business, financial condition, or operations.

Going Concern

The Company’s management as well as the Company’s independent auditors believe it not necessary to include an explanatory paragraph in the audit opinion or notes to the financial statement for the period ended December 31, 2012 with respect to Company’s ability to continue as a going concern.

Forward Looking Statements

Except for historical information, the following Plan of Operation contains forward-looking statements based upon current expectations that involve certain risks and uncertainties. Such forward-looking statements include statements regarding,

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among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, (e) our anticipated needs for working capital, (f) our lack of operational experience and (g) the benefits related to ownership of our common stock. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur as projected.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our financial statements and related notes thereto included elsewhere in our financial statements and notes thereto and the related "Management's Discussion and Analysis of Financial Condition and Results of Operations". We also urge you to review and consider our disclosures describing various risks that may affect our business, which are set forth under the heading "Risk Factors".

Summary and Outlook of the Business

The Company was formed in September of 1998. The Company has a net loss of approximately $1,042,000 from inception to December 31, 2012. To date management has been able to finance the initial phase of implementation of the Company’s business plan via private placements of its common stock. Management plans to initiate and grow the Company’s business of providing top-quality professional development and coaching products and services.

Revenues

The Company generated $1,786,885 and $1,248,869 in revenues during the 12 months ended December 31, 2012 and 2011, resulting in an increase of $538,016 as a result of our increase in marketing of our current products and services.

Operating Expenses

A majority of the Company’s costs are related to consulting fees, commissions, and payroll expenses. The company has contracts with a few consultants who work close with the Company. The costs associated with paying commissions and consulting fees are based on consultant’s performance to increase sales for the Company. For the years ended December 31, 2012 and 2011, the Company had consulting fees of $409,325 and $1,102,012, respectively, resulting in a decrease of $692,687, which was attributable to a decrease of $886,000 in the non-cash consulting expenses in 2012, and increase in the number of paid consultants to service the increase in sales.

General and administrative expenses during the year ended December 31, 2012 were $264,106 compared to $277,854 for the year ended December 31, 2011, resulting in an decrease of $13,748 The decrease was a result of reducing the operating expenses of the Company.

Liquidity and Capital Resources

Our cash balance is $595,128 as of December 31, 2012. We generated $1,786,885 and $1,248,869 in revenues during the years ended December 31, 2012 and 2011. We expect that we have adequate funds available to pay for our minimum level of operations for the next twelve months. The increase in cash was a result of our private placement offering in 2012.

As of December 31, 2012, total current assets were $1,176,100 which consisted of $595,128 of cash and $580,972 of accounts receivable. As of December 31, 2011, total current assets were $422,641, which consisted of $182,523 of cash, $213,197 of accounts receivable, $85 of prepaid expenses, and $26,836 of related party receivables.

As of December 31, 2012, total current liabilities were $462,732, which consisted of $51,006 of accounts payable and accrued expenses, $406,677 of deferred revenues, $1,508 of line of credit, and $3,541 of notes payable. As of December 31, 2011, total current liabilities were $243,659 which consisted of $94,683 of accounts payable and accrued expenses,

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$145,786 of deferred revenues, and $3,190 of notes payable.  The increase in our current liabilities is mainly due to our increase in deferred revenue as of December 31, 2012 as compared to December 31, 2011.

During the year ended December 31, 2012, net cash used by operating activities was $192,942. For the year ended December 31, 2011, net cash used by operating activities was $52,930.

Cash flows from financing activities for the year ended December 31, 2012, were $618,085 consisting of $619,767 in net proceeds from the private sale of common shares, $3,190 in payments on notes, and $1,508 in payment on line of credit. Cash flows from financing activities for the year ended December 31, 2011, were $253,787 consisting of $256,591 in net proceeds from the private sale of common shares, and $2,804 in payments on notes.

Set forth below is a table indicating the cash amounts from Private placement of common stock, received by the Company from inception to March 25, 2013, with the identity of each lender or share purchaser set forth. The Company has no commitments from such persons for further funding, and it is unknown whether such persons might lend further sums or purchase additional share in the Company if needed in the future.

		Common Shares	Amount
Name	Address	Purchased	Paid	Price	Consideration
Agnita Solomon	PO Box 3232 Roadtown	40,000	20,000	$0.50	Cash
Alexander Supall	12915 Bordeaux Ct	48,000	24,000	$0.50	Cash
Angela Alexander	15608 Skylark Ave	20,000	10,000	$0.50	Cash
Antonio LeMons	3121 Ellington Drive	20,000	10,000	$0.50	Cash
Bianca Echeveste	3090 Landucci Dr., Firebaugh, CA 93622	500,000	250,000	$0.50	Cash
Blake & Brown Financial	1016 West Jackson Bl	20,000	10,000	$0.50	Cash
Carol Davidson	43860 Glenhazel Dr	58,000	29,000	$0.50	Cash
Carol Look	5 East 22nd Street #29L	100,000	50,000	$0.50	Cash
Carolyn Scott	72 North Munn Avenue	20,000	10,000	$0.50	Cash
Caterina Rando	581 26th Ave	20,000	10,000	$0.50	Cash
Christopher Robinson	880 Orange Ter Apt 1	20,000	10,000	$0.50	Cash
Cynthia Jackson	5063 Estonian Dr.	32,000	16,000	$0.50	Cash
Daniel Bugg	190 austin Oaks Dr	40,000	20,000	$0.50	Cash
Desiree Roberts	2121 Palomar Airport Road #300	20,000	10,000	$0.50	Cash
Dr. Kedrick Pickering	PO Box 535 Lone Look	40,000	20,000	$0.50	Cash
Dr. Orlando Smith	McNamara, Roadtown	20,000	10,000	$0.50	Cash
Elcina Frett	PO Box 2804	20,000	10,000	$0.50	Cash
Elaine Greaves	26600 Amhearst Cr #101	40,000	20,000	$0.50	Cash
Enid Gordon	PO Box 2841	30,000	15,000	$0.50	Cash
Esther Potter	PO Box 446 East End	40,000	20,000	$0.50	Cash
Favel Sparks	15Winstanly Crescent	20,000	10,000	$0.50	Cash
GS Management Group	1862 Madison Ave	40,000	20,000	$0.50	Cash
Hattie McCutcheon	4716 S. Woodlawn Ave #1B	20,400	10,200	$0.50	Cash
Hudson Etienne	47 W. Westfield Ave	20,000	10,000	$0.50	Cash
Huter Payne	452 Mesa Rd	20,000	10,000	$0.50	Cash
Inez Archibald	PO Box 181 Road Town	20,000	10,000	$0.50	Cash
Jacqueline Armes	1648 Madison Ave	40,000	20,000	$0.50	Cash
Janna Waldinger	1225 Division St	20,000	10,000	$0.50	Cash
Jean Vanterpool	Road Town Tortola, BVI VG1110	20,000	10,000	$0.50	Cash
Jennifer Hanny	612 Battery Ter NE	20,000	10,000	$0.50	Cash
Jennifer Waltimyer	76 Concord Blvd	20,000	10,000	$0.50	Cash
Joseph & Gretta DeCastro	Road Town	20,000	10,000	$0.50	Cash
Joseph Reid	281 Norfeld Blvd	200,000	100,000	$0.50	Cash
Juanita Craft	4119 Chapel Lake Dr	20,000	10,000	$0.50	Cash
Judith Belmont	1490 Shelburne Ct	60,000	30,000	$0.50	Cash
Karen Sundell	4409 San Andreas Ave	20,000	10,000	$0.50	Cash
Keith Malone	Road Town	30,000	15,000	$0.50	Cash
29

Leonard & Andrette Harlin	13509 Spinning Ave	20,000	10,000	$0.50	Cash
Lionel Grimes & Kim Grimes	45 Island View Drive	330,000	165,000	$0.50	Cash
Magda Martinez	4790 Caughlin Pkwy #104	20,000	10,000	$0.50	Cash
Mark Woodward	9810 Reseda Bl #123	20,000	10,000	$0.50	Cash
Meade Malone	Road Town	40,000	20,000	$0.50	Cash
Melody Firmini	3488 Douglas Dr., Hurrysville, PA 15668	20,000	10,000	$0.50	Cash
Michele Wisneski	2579 Halcyon Way	20,000	10,000	$0.50	Cash
Rachel Moore	106 Jordan Drive	20,000	10,000	$0.50	Cash
Rachel Sherwood	5636 26th Avenue So	20,000	10,000	$0.50	Cash
Rochelle Cummings	6025 Sun Ray Dr	20,000	10,000	$0.50	Cash
Roya Nassiri-Rahimi	1600 Perkins Lane	20,000	10,000	$0.50	Cash
Sabrina Yarde & Rita Colas	502 Sunset Dr	20,000	10,000	$0.50	Cash
Sherry Stiles	17 Chapel Hill Rd	20,000	10,000	$0.50	Cash
Simon Potter	PO Box 2954 East End	30,000	15,000	$0.50	Cash
Stephanie Bavaro	8220 Crestwood Heights Dr #315	60,000	30,000	$0.50	Cash
Trevor Potter	PO Box 8304	20,000	10,000	$0.50	Cash
Twain Sparks	15Winstanly Crescent	20,000	10,000	$0.50	Cash
Tyrone Williams & Shunta Williams	5810 Cobalt Drive	20,000	10,000	$0.50	Cash
Vincent Allen	2550 6th Street	30,000	15,000	$0.50	Cash
Wilbert Malone	PO Box 191 Road Town	20,000	10,000	$0.50	Cash
Millionaire Success Unltd	131 Crown Point Cir., Long Wood, FL 32779	36,000	18,000	$0.50	Cash
TOTALS		2,584,400	1,292,200

In each case the recipients of the above shares were accredited investors, and the Company relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.  All shares were issued with a restrictive legend.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the years ended December 31, 2012 and 2011, the Company may have had cash deposits that exceeded federally insured limits. The Company maintains its cash balances at high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts in accordance with the procedures discussed below. Past-due amounts are written off against the allowance for doubtful accounts when collections are believed to be unlikely and all collection efforts have ceased.

At December 31, 2012, accounts receivable of $341,909 consists of receivables from sales that were deemed to be deferred revenue, and are for sales to be completed in the year-ended December 31, 2013. Of the amount deemed to be deferred revenue, $112,500 is from one customer.

30

At times, the Company has cash in bank accounts in excess of Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company had approximately $235,291 and $0 in excess of FDIC insurance limits as of December 31, 2012 and 2011, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Furniture Fixtures & Equipment

Furniture fixtures and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of furniture fixtures and equipment is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (3) years for equipment, (5) years for automobile, and (7) years for furniture and fixtures. Upon sale or retirement of computer equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Automobiles

Automobiles are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation of automobiles is computed by the straight-line method (after taking into account their respective estimated residual values) over the assets estimated useful life of five (5) years. Upon sale or retirement of automobiles, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

As of December 31, 2012 and 2011, $1,836 and $0, respectively of costs related acquiring intellectual property have been capitalized. It has been determined that the intellectual property has an indefinite useful life and is not subject to amortization. However, the intellectual property will be reviewed for impairment annually or more frequently if impairment indicators arise.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. In addition, the Company records allowances for accounts receivable that are estimated to not be collected.

Revenues from multi-month training contracts are recognized over the length of the contract term rather than when the contract begins. Because a significant amount of the Company’s contract sales are greater than three months in length, the Company apportions that revenue over the duration of the contract term even though either the full amount or a significant portion is collected when the contract begins. The difference between the gross cash receipts collected and the recognized revenue from those sales during the respective reporting period will appear as deferred revenue.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, which includes intellectual property, furniture, fixtures, equipment, and automobiles is reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

31

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2012 and December 31, 2011.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

There were no potentially dilutive shares outstanding as of December 31, 2012 and December 31, 2011, respectively.

Recent Accounting Pronouncements

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Executive Compensation

The current Board of Directors is comprised of Lisa Nichols and Susie Carder.

32

The following table summarizes compensation paid to our board directors for the years ended December 31, 2012 and 2011.

	December 31, 2012	December 31, 2011

Lisa Nichols	$363,310	$132,964

Susie Carder	$417,843	$246,527
	$781,153	$379,491

Employment Agreements

For the fiscal year 2012, the Company’s CEO Lisa Nichols was contracted to receive an annual salary of $160,000, 60% commissions on new coaching contracts, and a potential bonus based on the performance of the Company. For the fiscal year 2011, Lisa was scheduled to receive a salary of $135,000, 60% commissions on new coaching contracts, and a bonus based on the performance of the Company.

In November of 2011, the Company signed a one year consulting contract with Susie Carder for sales and operational services. The consultant received an annual salary of $72,000 as well as commissions if monthly revenue targets of $50,440 were met. The Company renewed its contract with Susie Carder in November 2012 for another year with the same terms.

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors or employees in the event of retirement at normal retirement date pursuant to any presently existing plan provided or contributed to by the Company or any of its subsidiaries, if any.

Stock Option Plans

There are no stock option plans.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

33

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	$409.20
Accounting & Administrative expenses	$25,000.00
Legal fees	$5,000.00
Total	$30,409.20

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company’s By-Laws allow for the indemnification of its officers and/or directors in regards to their carrying out the duties of their office. The Board of Directors will make determination regarding the Indemnification of a director, officer or employee as is proper under the circumstances if he or she has met the applicable standard of conduct set forth in California Revised Statutes.

As to indemnification for liabilities arising under the Securities Act of 1933 for a director, officer and/or person controlling Motivating the Masses, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

Since inception on September 2, 1998, the Company has had the following unregistered sales of its securities, in each case in reliance on the exemption from registration provided by section 4(2) of the Securities Act of 1933.

A.	A total of 2,584,400 shares of common stock were issued to a total of 58 sophisticated investors for cash, at prices per share of between $0.47 and $0.50, for a total of $1,292,200 in net proceeds between June 15, 2011 and March 25, 2013, in private placement transactions relying on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and all shares were issued with a restrictive legend.

B.	A total of 11,523,500 shares were issued to a total of 17 sophisticated investors in exchange for services rendered to the Company between September 2, 1998 and March 25, 2013. Of the 11,523,500 share issued, 9,721,500 were issued to the Company’s founders Lisa Nichols and Susie Carder. These shares were valued at par $0.001 which resulted in an expense of 9,721 being recognized. Of the 11,523,500 shares issued for services, 1,802,000 shares were issued for consulting services provided to the Company which resulted in an expense of $901,000 being recognized. Not one of these sophisticated investors is in the business of raising money for investment activities and therefore were not promoters. All shares were privately issued with a restrictive legend, in reliance on the Exemption from registration provided by Section 4(2) of the Securities Act of 1933.

In instances described above where we issued securities in reliance upon Section 4(2) under, the Securities Act, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; (e) the negotiations for the sale of the stock took place directly between the offeree and us, (f) the offeree in each cash was sophisticated, able to bear the risks of investment, and able to fend for himself; (g) all shares were taken for investment and not with a view to distribution, and appropriate legends were placed on all share certificates, (h) in each case the Company has a significant and long lasting relationship with the investor prior to issuance.

34

EXHIBITS

Exhibit Number	Description of Exhibits
3.1	Articles of Incorporation	Filed herewith
3.2	By-Laws	Filed herewith
5.1	Opinion re: Legality	Filed herewith
23.1	Consent of Counsel	Filed herewith
23.2	Consent of Independent Auditor	Filed herewith
99.1	Subscription Agreement	Filed herewith

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and,

(c)	Include any additional or changed material information on the plan of distribution.

2.	To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3.	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remains unsold at the termination of the offering.

4.	For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

(d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our director, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

35

For determining any liability under the Securities Act, we shall treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424 (b) (1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, we shall treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

36

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Carlsbad, CA on March 25, 2013.

MOTIVATING THE MASSES

By: /s/ Lisa Nichols

Lisa Nichols

Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1, has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Lisa Nichols	Chief Executive Officer and Director	March 25, 2013
Lisa Nichols	(Principal Executive Officer)

37

F-1

ALAN R. SWIFT, CPA, P.A.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Motivating the Masses, Inc.

We have audited the accompanying balance sheets of Motivating the Masses, Inc. as of December 31, 2012 and 2011, and the related statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2012. Motivating the Masses, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Motivating the Masses, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Alan R. Swift, CPA, P.A.

Certified Public Accountants and Consultants

Palm Beach Gardens, Florida

February 28, 2013

800 VILLAGE SQUARE CROSSING, SUITE 118, PALM BEACH GARDENS, FL 33410

PHONE (561) 656-0818  FAX (561) 658-0245

www.aswiftcpa.com

F-2

MOTIVATING THE MASSES, INC
BALANCE SHEETS

	December 31,	December 31,
	2012	2011
ASSETS

Current Assets:
Cash and cash equivalents	$595,128	$182,523
Accounts receivable, net	580,972	213,197
Prepaid expenses	—	85
Other current asset	—	26,836
Total Current Assets	1,176,100	422,641

Property and equipment, net	29,040	29,057

Other Assets:
Security deposits	6,429	3,159
Intellectual property	1,836	—
Total Other Assets	8,265	3,159

Total Assets	$1,213,405	$454,857

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$51,006	$94,683
Deferred revenue	406,677	145,786
Line of credit	1,508	—
Note payable, current portion	3,541	3,190
Total Current Liabilities	462,732	243,659

Note payable, long term portion	5,330	8,871

Total Liabilities	468,062	252,530

Stockholders' Equity:
Preferred Stock, $0.001 Par value, 1,000,000 shars authorized,
No shares issued and outstanding	—	—
Common Stock, $0.001 Par value, 75,000,000 shares authorized
13,977,900 and 12,277,900 shares issued and outstanding, respectively	13,978	12,278
Stock subscription receivable	(5,000)	—
Additional paid in capital	1,778,101	1,147,534
Accumulated deficit	(1,041,736)	(957,485)
Total Stockholders' Equity	745,343	202,327

Total Liabilities and Stockholders' Equity	$1,213,405	$454,857

See accompanying notes to the financial statements.

F-3

MOTIVATING THE MASSES, INC.
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011

Revenues	$1,786,885	$1,248,869
Costs of Services	667,329	402,960

Gross Margin	1,119,556	845,909

Operating Expenses:
Bad Debt	109,745	28,099
Consulting	409,325	1,102,012
General and administrative	264,106	277,854
Professional fees	2,912	56,688
Wages and other compensation	415,699	215,164
Total Operating Expenses	1,201,787	1,679,817

Loss from Operations	(82,231)	(833,908)

Other Income (Expense):
Interest Expense	(2,020)	(6,855)

Net Loss Before Income Taxes	(84,251)	(840,763)

Provision for Income Taxes	—	—

Net Loss	$(84,251)	$(840,763)

Net Loss per Share - Basic and Diluted	$(0.01)	$(0.08)

Weighted average number of shares
outstanding - Basic and Diluted	13,190,288	11,081,716

See accompanying notes to the financial statements.

F-4

MOTIVATING THE MASSES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY

					Stock	Additional	Retained
	Preferred	Preferred	Common	Common	Subscription	Paid in	Earnings
	Shares	Stock	Shares	Stock	Receivable	Capital	(Deficit)	Total

Balance December 31, 2010	—	$—	9,721,500	$9,722	$—	$—	$(116,722)	$(107,000)
Common stock issued for cash	—	—	769,400	769	—	383,931	—	384,700
Common stock issued for services	—	—	1,787,000	1,787	—	891,713	—	893,500
Stock offering costs	—	—	—	—	—	(128,110)	—	(128,110)
Net loss for the year ended December 31, 2011	—	—	—	—	—	—	(840,763)	(840,763)
Balance, December 31, 2011	—	—	12,277,900	12,278	—	1,147,534	(957,485)	202,327

Common stock issued for cash	—	—	1,615,000	1,678	(5,000)	805,822	—	802,500
Common stock issued in exchange for assets/intellectual property	—	—	70,000	7	—	34,993	—	35,000
Common stock issued for services	—	—	15,000	15	—	7,485	—	7,500
Stock offering costs	—	—	—	—	—	(217,733)	—	(217,733)
Net loss for the year ended December 31, 2012	—	—	—	—	—	—	(84,251)	(84,251)
Balance, December 31, 2012	—	$—	13,977,900	$13,978	$(5,000)	$1,778,101	$(1,041,736)	$745,343

See accompanying notes to the financial statements.

F-5

MOTIVATING THE MASSES, INC.
STATEMENTS OF CASH FLOWS
(AUDITED)
	For the Years Ended
	December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss for the Period	$(84,251)	$(840,763)
Adjustments to reconcile net loss to net cash
provided by operating activities:
Common stock issued for services	7,500	893,500
Depreciation and amortization	12,555	10,669
Changes in Operating Assets and Liabilities
Increase in accounts receivables	(477,520)	(214,798)
Increase in intellectual property	(1,836)	—
Increase in allowance for doubtful accounts	109,745	28,099
Decrease (Increase) in related party receivables	26,836	(2,400)
Decrease (Increase) in prepaid expenses	85	(85)
Increase in security deposit	(3,270)	(3,159)
Increase in deferred revenue	260,891	145,786
Decrease in accounts payable & accrued expenses	(43,677)	(69,779)
Net Cash Used in Operating Activities	(192,942)	(52,930)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(12,538)	(23,737)
Net Cash Used In Investing Activities	(12,538)	(23,737)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments on note payable	(3,190)	(2,804)
Proceeds from line of credit	1,508	—
Proceeds from issuance of common stock, net of stock subscription receivable and net of stock offering costs	619,767	256,591
Net Cash Provided by Financing Activities	618,085	253,787

Net Increase in Cash	412,605	177,120

Cash at Beginning of Period	182,523	5,403

Cash at End of Period	$595,128	$182,523

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during period:
Interest	$2,020	$6,855
Franchise and Income Taxes	$—	$—

See accompanying notes to the financial statements.

F-6

 NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Motivating the Masses, Inc. (the “Company”) was incorporated under the laws of the state of Nevada on September 2, 1998. The Company was founded by Lisa S. Nichols for the purpose of providing high quality resources for business coaching, and professional and management development techniques both on the local and national scale.

The Company’s products and services revolve around the personal life coaching program written and developed by their CEO Lisa Nichols. The program sells as a package of books and DVD’s at their local and national training seminars, and on the Company’s website. The Company has contract rights to the sales of the product. The Company, through their CEO and a core team of coaches, also provide training and development programs through local and national seminars, on-site employee training, public and private speaking engagements, and customized life-coaching programs.

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 10 and Note 11.)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates. Such estimates include management’s assessments of the carrying value of certain assets, useful lives of assets, and related depreciation and amortization methods applied.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. During the years ended December 31, 2012 and 2011, the Company may have had cash deposits that exceeded Federal Deposit Insurance Corporation (“FDIC”) insurance limits. The Company maintains its cash balances at high quality financial institutions to mitigate this risk. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company records an allowance for doubtful accounts in accordance with the procedures discussed below. Past-due amounts are written off against the allowance for doubtful accounts when collections are believed to be unlikely and all collection efforts have ceased.

The Company had approximately $235,291 and $0 in excess of FDIC insurance limits as of December 31, 2012 and 2011, respectively.

At December 31, 2012, accounts receivable of $341,909 consists of receivables from sales that were deemed to be deferred revenue, and are for sales to be completed in the year-ended December 31, 2013. Of the amount deemed to deferred revenue, $112,500 is from one customer.

Cash equivalents

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. At December 31, 2012 and 2011, the Company had no cash equivalents.

F-7

Fair value of financial instruments

The Company adopted the provisions of FASB ASC 820 (the “Fair Value Topic”) which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements.

The Fair Value Topic defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs. It also establishes a fair value hierarchy, which prioritizes the valuation inputs into three broad levels.

The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

A) Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. Prices may be indicated by pricing guides, sale transactions, market trades, or other sources;

B) Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost); and

C) Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about the future amounts (includes present value techniques, and option-pricing models). Net present value is an income approach where a stream of expected cash flows is discounted at an appropriate market interest rate.

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date. An active market for an asset or liability is a market in which transactions for the asset or liability occur with significant frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Example of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on the Company’s assessment of the assumptions that are market participants would use in pricing the asset or liability.

The carrying amount of the Company’s financial assets and liabilities, such as cash, prepaid expenses, accounts payable, accrued expenses, and deferred revenue approximate their fair value because of the short maturity of those instruments. The Company’s note payable approximate the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2012 and December 31, 2011.

The Company had no assets and/or liabilities measured at fair value on a recurring basis for the year ended December 31, 2012 and 2011, respectively, using the market and income approaches.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable related to the products and services sold are recorded at the time revenue is recognized, and are presented on the balance sheet net of allowance for doubtful accounts. The ultimate collection of the receivable may not be known for several months after services have been provided and billed.

F-8

The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, analyses of current and historical cash collections, and the aging of receivables. Delinquent accounts are written-off when the likelihood for collection is remote and/or when the Company believes collection efforts have been fully exhausted and the Company does not intend to devote any additional efforts in an attempt to collect the receivable. The Company adjusts their allowance for doubtful accounts balance on a quarterly basis.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method over the assets estimated useful life of three (3) years for equipment, (5) years for automobile, and (7) years for furniture and fixtures. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in statements of operations.

Identifiable Intangible Assets

As of December 31, 2012 and 2011, $1,836 and $0, respectively of costs related to acquiring intellectual property have been capitalized. It has been determined that the intellectual property has an indefinite useful life and is not subject to amortization. However, the intellectual property will be reviewed for impairment annually or more frequently if impairment indicators arise.

Impairment of long-lived assets

The Company follows paragraph 360-10-05-4 of the FASB Accounting Standards Codification for its long-lived assets. The Company’s long-lived assets, such as intellectual property, are required to be reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

The Company assesses the recoverability of its long-lived assets by comparing the projected undiscounted net cash flows associated with the related long-lived asset or group of long-lived assets over their remaining estimated useful lives against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets. Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable. If long-lived assets are determined to be recoverable, but the newly determined remaining estimated useful lives are shorter than originally estimated, the net book values of the long-lived assets are depreciated over the newly determined remaining estimated useful lives.

The Company determined that there were no impairments of long-lived assets as of December 31, 2012 and December 31, 2011.

Commitments and contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies.  Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Revenue recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured. In addition, the Company records allowances for accounts receivable that are estimated to not be collected.

F-9

Revenues from multi-month training contracts are recognized over the length of the contract term rather than when the contract begins. Because a significant amount of the Company’s contract sales are greater than three months in length, the Company apportions that revenue over the duration of the contract term even though either the full amount or a significant portion is collected when the contract begins. The difference between the gross cash receipts collected and the recognized revenue from those sales during the respective reporting period will appear as deferred revenue.

Income taxes

The Company follows Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its assets and/or liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-Based Compensation

In December 2004, the FASB issued FASB Accounting Standards Codification No. 718, Compensation – Stock Compensation.  Under FASB Accounting Standards Codification No. 718, companies are required to measure the compensation costs of share-based compensation arrangements based on the grant-date fair value and recognize the costs in the financial statements over the period during which employees are required to provide services. Share-based compensation arrangements include stock options, restricted share plans, performance-based awards, share appreciation rights and employee share purchase plans.  As such, compensation cost is measured on the date of grant at their fair value.  Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant.  The Company applies this statement prospectively.

Equity instruments (“instruments”) issued to other than employees are recorded on the basis of the fair value of the instruments, as required by FASB Accounting Standards Codification No. 718.  FASB Accounting Standards Codification No. 505, Equity Based Payments to Non-Employees defines the measurement date and recognition period for such instruments.  In general, the measurement date is when either a (a) performance commitment, as defined, is reached or (b) the earlier of (i) the non-employee performance is complete or (ii) the instruments are vested. The measured value related to the instruments is recognized over a period based on the facts and circumstances of each particular grant as defined in the FASB Accounting Standards Codification.

Net income (loss) per share

The Company computes basic and diluted earnings per share amounts pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic earnings per share is computed by dividing net income (loss) available to common shareholders, by the weighted average number of shares of common stock outstanding during the period, excluding the effects of any potentially dilutive securities. Diluted earnings per share is computed by dividing net

F-10

income (loss) available to common shareholders by the diluted weighted average number of shares of common stock during the period. The diluted weighted average number of common shares outstanding is the basic weighted number of shares adjusted as of the first day of the year for any potentially diluted debt or equity.

There were no potentially dilutive shares outstanding as of December 31, 2012 and December 31, 2011, respectively.

Subsequent events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the financial statements were issued.

Recently issued accounting pronouncements

Company management does not believe that any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Reliance on Key Personnel and Consultants

The Company is heavily dependent on the continued active participation of their current executive officers, employees and key personnel. The loss of any of the senior management or key employees could significantly and negatively impact the business until adequate replacements can be identified and put in place.

NOTE 3 – ACCOUNTS RECEIVABLE

Accounts receivable at December 21, 2012 and 2011 consisted of the following:

	2012	2011
Accounts receivable	$733,816	$256,296
Less: Allowance for doubtful accounts	(152,844)	(43,099)
	$580,972	$213,197

The Company recorded bad debt expense of $109,745 and $28,099 for the years ended December 31, 2012 and 2011, respectively.

NOTE 4 – PROPERTY AND EQUIPMENT

Fixed assets, stated at cost, less accumulated depreciation at December 31, 2012 and December 31, 2011, consisted of the following:

	December 31, 2012	December 31, 2011
Equipment	$25,944	$20,490
Furniture & Fixtures	15,907	8,823
Automobile	15,345	15,345
Less: Accumulated Depreciation	(28,156)	(15,601)
Net Fixed Assets	$29,040	$29,057

F-11

Depreciation expense

Depreciation expense, for the year ended December 31, 2012 and 2011, was $12,555 and $10,699, respectively.

NOTE 5 – NOTES PAYABLE

The Company has a note payable for the purchase of an automobile. At December 31, 2012 and 2011, the balance owed was $8,871 and $12,061, respectively. Pursuant to the terms of the note, the note bears interest at annual interest rate of 10.49% and is due on April 15, 2015.

Future minimum principal payments as of December 31, 2012 under the terms of the loan are $3,541 for the year 2013, $3,931 for the year 2014, and $1,399 for the year 2015.

NOTE 6 – LINE OF CREDIT

In October of 2012, the Company entered into a revolving line of credit with a financial institution in the amount of $10,000. The line of credit carries an interest rate of 6.00%, and is collateralized by certain assets of the Company. At December 31, 2012 and 2011, the balance owed was $1,508 and $0, respectively. Future minimum principal payments as of December 31, 2012 under the terms of the line of credit are $1,508 for the year 2013.

NOTE 7 – COMMITMENTS & CONTIGENCIES

Employment Agreement

In January of 1998, the Company executed an “at-will” employment agreement with its CEO, and can be terminated at any time by the Company. As compensation for services, the CEO will receive an annual base salary of $60,000. In addition, to the base salary, the employee is entitled to receive a 60% commission of all consulting contracts for which the CEO will coach, along with a 10% commission on passive investments introduced by the CEO, and an annual bonus of 10% on the annual net profit of the Company. The agreement also calls for the employee to receive an auto allowance, health benefits, and a telephone allowance. For the year ended December 31, 2012 and 2011, the Company has recorded $363,310 and $132,964 in compensation expense, respectively. (See Note 8)

In February of 2007, the Company executed an employment agreement with its Executive Manager, and can be terminated at any time by the Company. As compensation for services, the Manager will receive an annual base salary of $58,000.

In January of 2012, the Company executed an employment agreement with its President, and can be terminated at any time by the Company. As compensation for services, the President will receive an annual base salary of $72,000. In addition, to the base salary, the employee is entitled to receive a 15% bonus based on the Company achieving monthly income benchmarks, and a 40% commission on any co-created products. (See Note 8)

Lease

The Company currently occupies office space at 2121 Palomar Airport Road, Carlsbad, California. The Company signed an eleven month sublease agreement starting September 1, 2011 to July 31, 2012 for $3,159 per month. In July of 2012, the Company signed a new three year lease for the same office space starting August 1, 2012, for $3,127 a month for the first year, $5,686 a month for the second year, and $5,844 a month for the third year. Rent expense for was $40,262 and $22,007 for the year ended December 31, 2012 and 2011, respectively.

Minimum future rental payments under the agreement are as follows:

2013 - $50,319

2014 - $69,022

2015 - $40,908

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NOTE 8 – RELATED PARTY TRANSACTION

In January of 1998, the Company executed an “at-will” employment agreement with its CEO, and can be terminated at any time by the Company. As compensation for services, the CEO will receive an annual base salary of $60,000. In addition, to the base salary, the employee is entitled to receive a 60% commission of all consulting contracts for which the CEO will coach, along with a 10% commission on passive investments introduced by the CEO, and an annual bonus of 10% on the annual net profit of the Company. The agreement also calls for the employee to receive an auto allowance, health benefits, and a telephone allowance. For the year ended December 31, 2012 and 2011, the Company has recorded $363,310 and $132,964 in compensation expense, respectively. (See Note 7)

In January of 2012, the Company executed an employment agreement with its President, and can be terminated at any time by the Company. As compensation for services, the President will receive an annual base salary of $72,000. In addition, to the base salary, the employee is entitled to receive a 15% bonus based on the Company achieving monthly income benchmarks, and a 40% commission on any co-created products. (See Note 7)

Related Party Receivables

Motivating the Teen Spirit, LLC, (MTS) was founded by the Company’s CEO, Lisa Nichols, and provided similar products and services that were also offered by the Company. Over the years, the Company and MTS have loaned money to and from each other at zero percent interest and payable on demand. At December 31, 2012 and 2011, the Company had a related party receivables balance of $0 and $26,836, respectively.

In August of 2012, MTS was dissolved and ceased operations. In conjunction with the dissolution of MTS, the Company acquired the assets and intellectual property of MTS through a share exchange, whereby the Company issued 70,000 shares of common stock to 14 individuals in exchange for their rights in the assets and intellectual property of MTS having a value of $35,000 based upon recent market value. At the time of the share exchange, the Company received $60,000 in cash and intellectual property, representing all of the assets of MTS. The Company allocated the $60,000 received as follows: $26,836 for the repayment of the loan to MTS, and the remaining $33,164 of cash was recorded as an additional cash asset to the Company. As a result of the share exchange, the Company valued the intellectual property of MTS at $1,836 which is the difference between the value of shares given and value of assets received (See Note 10).

NOTE 9 – INCOME TAX

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

	2012	2011

Deferred tax liability:	$ -	$ -
Deferred tax asset
Allowance for doubtful accounts	29,459	7,854
Net Operating Loss Carryforward	319,243	353,333
Valuation allowance	(348,702)	(361,187)
Net deferred tax asset	—	—
Net deferred tax liability	$—	$—

F-13

The provision for income taxes has been computed as follows:

	2012	2011
Expected income tax recovery (expense) at the statuary rate of 34%	$28,645	$285,859
Tax effect of expenses that are not deductible for income tax purposes (net of other amounts deductible for tax purposes)	(3,817)	(2,507)
Tax effect of differences in the timing of deductibility of items for income tax purposes:	(37,313)	(2,754)
Utilization of non-capital tax losses to offset current taxable income	—	—
Change in valuation allowance	12,485	(280,598)

Provision for income taxes	$—	$—

At December 31, 2012, the Company had net operating loss carryforwards of approximately $1,025,594 that may be offset against future taxable income from the year 2012 to 2032. The net change in the valuation allowance for the year ended December 31, 2012 and 2011, was a decrease of $12,485 and an increase of $280,598, respectively. No tax benefit has been reported in the December 31, 2012 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal Income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

The Company's federal income tax returns are no longer subject to examination by the IRS for the years prior to 2009, and the related state income tax returns are no longer subject to examination by state authorities for the years prior to 2009. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal Income tax reporting purposes are subject to annual limitations, should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

NOTE 10 – STOCKHOLDERS’ EQUITY

Common and Preferred Shares authorized

The Company was incorporated on September 2, 1998, at which time the Company authorized 3,000,000 shares of Common Stock with .001 par value and 1,000,000 shares of Preferred Stock with .001 par value.

Common shares issued

In the year ended December 31, 2011, the Company issued 2,556,400 total shares of common stock of which the Company issued 769,400 shares of common stock for cash of $384,700 ($0.50/shares), and the Company issued 1,787,000 shares of common stock having a fair value of $893,500 ($0.50/share) in exchange for consulting services rendered in 2011.

In the year ended December 31, 2012, the Company issued 1,700,000 total shares of common stock of which the Company issued 1,685,000 shares of common stock for cash of $842,500 ($0.50/shares) of which $5,000 was a stock subscription receivable. In the year ended December 31, 2012, the Company issued 15,000 shares of common stock having a fair value of $7,500 ($0.50/share) in exchange for consulting services rendered in 2012.

In 2012, the Company acquired the rights to the assets and intellectual property of Motivating the Teen Spirit (MTS) through a share exchange, whereby the company issued 70,000 shares of common stock to fourteen individuals in exchange for the assets and intellectual property of MTS having a value of $35,000 (See Note 7).

Share exchange

In August of 2012, the Company acquired the rights to assets and intellectual property of Motivating the Teen Spirit, LLC through a share exchange, whereby the Company issued 70,000 shares of common stock for their rights in Motivating the Teen Spirit, LLC assets and intellectual property having a value of $35,000 based upon recent market value ($0.50/share). The Company received $33,164 in cash and $1,836 in intellectual property.

F-14

Amendment to Articles of Incorporation

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 1 and Note 11).

NOTE 11 – SUBSEQUENT EVENTS

In February of 2013, the Company amended its Articles of Incorporation to provide for an increase in its’ authorized share capital. The authorized common stock increased to 75,000,000 shares at a par value of $0.001 per share. (See Note 1 and Note 10).

During the months of January and February 2013, the Company sold 200,000 shares of stock for $100,000.

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